Exhibit 10.4

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (this “Agreement”), dated as of March 17, 2021, is entered into by and among Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Acquiror”), OfferPad, Inc., a Delaware corporation (the “Company”), and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “Stockholders”, and Acquiror, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company, Orchids Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), and Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, as of the date hereof, each Stockholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of shares of Company Stock set forth opposite such Stockholder’s name on Schedule 1 attached hereto (such shares, together with (1) any shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) of which such Stockholder has record or beneficial ownership as of the date hereof and that are not reflected on Schedule 1, (2) any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) of which such Stockholder acquires record or beneficial ownership after the date hereof, including by Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, and (3) any additional shares of Company Stock with respect to which such Stockholder has the right to vote through a proxy or otherwise, such Stockholder’s “Covered Shares”);

WHEREAS, upon the consummation of the Mergers, each of the following agreements will terminate: (i) that certain Third Amended and Restated Investor Rights Agreement, dated as of February 5, 2019, by and among the Company and the Preferred Holders (as defined therein), as amended by that certain Amendment No. 1 thereto, dated as of February 25, 2020; (ii) that certain Fourth Amended and Restated Voting Agreement, dated as of April 16, 2020, by and among the Company and the Stockholders (as defined therein) (the “Voting Agreement”); (iii) that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 5, 2019, by and among the Company, the Major Holders (as defined therein) and the Common Holders (as defined therein), as amended by that certain Amendment No. 1 thereto, dated as of February 25, 2020; (iv) that certain Letter Agreement Regarding Board Observation Rights, dated as of February 5, 2019, by and between the Company and Jerry Coleman; (v) that certain Letter Agreement Regarding Board Observation Rights, dated as of February 25, 2020, by and between the Company and Ulysses Partners Designated Investments L.P.; and (vi) that certain Letter Agreement Regarding Approval Rights with respect to the Purchase Agreement (as defined therein), dated as of April 9, 2020, by and between the Company and VSF Investments LLC (such agreements described in clauses (i)-(vi), collectively, the “Investment Agreements”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and each Stockholder hereby agree as follows:

1. Agreement to Vote. Prior to the Termination Date (as defined below), each Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares entitled to vote or consent on matters put to a vote or consent, as applicable, of the Company’s stockholders (such Covered Shares, each Stockholder’s “Voting Covered Shares”), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event within 48 hours thereafter, a written consent in respect of all of the Stockholder’s Voting Covered Shares approving the Merger Agreement and the Transactions. In addition, prior to the Termination Date, each Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause each other holder of record of any of such Stockholder’s Voting Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Voting Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Voting Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transactions and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company or Acquiror for consummation of the Transactions;

(c) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Investment Agreements or otherwise sought with respect to the Merger Agreement or the Transactions, including adopting and approving the Pre-Closing Restructuring Plan and the transactions contemplated thereby, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Voting Covered Shares in favor thereof; and

(d) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Voting Covered Shares against (i) any Acquisition Transaction or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions); (ii) any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (iii) any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Merger Agreement or (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Transactions are recommended by the Board of Directors of the Company or the Board of Directors of the Company has previously recommended the Transactions but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement, voting trust or other agreement with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy, power of attorney or similar right with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any other agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or would reasonably be expected to prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (i) the First Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur (the earlier such date under clause (i) or (ii) being referred to herein as the “Termination Date”), and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (A) no such termination shall relieve any Party of any liability for its pre-termination fraud or material breach of this Agreement, (B) this Section 3(a), Section 5(d), Section 5(e), Section 5(f), Section 5(i), Section 7, and Sections 9 through 21 shall survive any such termination and (C) Section 5(c) shall survive any such termination under clause (i) above until the expiration of the Lock-Up Period (as defined in the Acquiror Bylaws).

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

4. Representations and Warranties of the Stockholders. In compliance with the terms of Section 3.3 of the Voting Agreement, the representations and warranties in this Section 4 are provided voluntarily by each Stockholder. Each Stockholder hereby represents and warrants (severally and not jointly and as to itself only) to the Acquiror and the Company as follows:

(a) Such Stockholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, or has a valid proxy to vote, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company)). As of the date hereof, other than the Covered Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Stock (or any securities convertible into shares of Company Stock) or any interest therein.

(b) Such Stockholder, in each case except as provided in this Agreement or, before giving effect to Section 5(j), the Investment Agreements or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Stockholder is not a natural person, it (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority to, and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each of the Company and Acquiror, constitutes a legally valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or to be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Stockholder (if such Stockholder is not a natural person) or the rights of such Stockholder’s spouse or domestic partner (if such Stockholder is a natural person and has a spouse or domestic partner, as applicable), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which such Stockholder is subject, (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder or (iv) any violation of applicable Law, except, in the case of clauses (ii), (iii) or (iv) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g) The Stockholder is a sophisticated investor and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as the Stockholder has deemed appropriate made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character. The Stockholder acknowledges that the agreements contained herein are irrevocable.

(h) Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by or on behalf of such Stockholder in his, her or its capacity as a stockholder.

5. Certain Covenants of the Stockholders. In compliance with the terms of Section 3.3 of the Voting Agreement, the Stockholders are not required to agree to any restrictive covenant in connection with the Transactions and any agreement of a Stockholder to any restrictive covenant is provided voluntarily by such Stockholder.

(a) No Solicitation. Prior to the Termination Date, each Stockholder shall not take, and shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives in respect of the Transactions) concerning any Acquisition Transaction, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, or (iii) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives with respect to the Transactions) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Business Combination Proposal other than as contemplated by the Transactions; provided, that, in the case of clauses (ii) and (iii), the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not be deemed a violation of this Section 5(a). Such Stockholder shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal or a Business Combination Proposal. Notwithstanding the foregoing, (A) such Stockholder, in its capacity as such, shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company, any other stockholder of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (B) such Stockholder, in its capacity as such, makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (C) any breach by the Company of its obligations under Section 9.03(a) of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 5(a) (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its Representatives shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section 5(a)).

(b) No Transfers Prior to Termination Date. Each Stockholder shall not, prior to the Termination Date (except, in each case, pursuant to the Merger Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Covered Shares, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Covered Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit (A) a Transfer to an Affiliate of the Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof or (B) in the case of Founder, a “Permitted Transfer” as defined in the Acquiror Charter (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the transferring Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the transferring Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) shall be null and void.

(c) Post-Closing Lock-Up. Each Stockholder hereby acknowledges that it has read the Acquiror Bylaws, including Section 7.12 thereof, and understands that such section provides that certain of such Stockholder’s Covered Shares will be subject to Transfer restrictions (i.e., a “lock-up”) following the Closing, as and to the extent set forth therein. Accordingly, each Stockholder hereby agrees to be bound by and comply with Section 7.12 of the Acquiror Bylaws as if such section was set forth herein and made a part hereof. Notwithstanding anything to the contrary herein, to the extent the Board of Directors of the Acquiror waives or repeals, or otherwise relaxes, any of the lock-up restrictions set forth in Section 7.12 of the Acquiror Bylaws (whether acting pursuant to Section 7.12(iii) of the Acquiror Bylaws or otherwise), such lock-up restrictions shall be identically waived, repealed or relaxed, as applicable, with respect to the Stockholders.

(d) No Actions to Breach Agreement. Each Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

(e) Maintenance of Records. Each Stockholder hereby authorizes Acquiror and the Company to maintain a copy of this Agreement at either its executive office or registered office.

(f) Binding Effect of Merger Agreement. Each Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Stockholder shall be bound by and comply with Section 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Stockholder was an original signatory to the Merger Agreement with respect to such provisions.

(g) Closing Date Deliverables. On the Closing Date, each Stockholder that is requested by the Company to execute the Registration Rights Agreement shall deliver to Acquiror and the Company a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit C to the Merger Agreement.

(h) Drag-Along Rights. Each Stockholder shall promptly take, or cause to be taken, all actions, and cooperate with other parties, to comply with all aspects of Section 3 of the Voting Agreement with respect to the Mergers and the Transactions.

(i) No Challenges; Waiver of Appraisal Rights. Each Stockholder shall not commence, join in, facilitate, assist or encourage, and shall take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of the Acquiror Parties, the Company, the Sponsor, any of their respective Affiliates or any of the respective Representatives (including directors, officers and employees) of the foregoing Persons, or any of the respective successors or assigns of any of the foregoing Persons, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement or any other Transaction Agreement or the consummation of the Transactions. Each stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Mergers or appraisal or dissenters’ rights that it may at any time have under applicable Laws, including Section 262 of the DGCL.

(j) Termination of Affiliate Agreements and Certain Other Agreements. Each Stockholder, by this Agreement with respect to its Covered Shares, severally and not jointly, hereby agrees to take all action necessary to terminate, subject to and effective immediately prior to the Closing, (a) all Affiliate Agreements to which such Stockholder is party (including the Investment Agreements) other than those that are set forth on Section 7.07 of the Company Disclosure Letter (a redacted version of which, showing only the surviving Affiliate Agreements applicable to such Stockholder, has previously been reviewed by such Stockholder); and (b) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company.

(k) Update of Schedule 1. If any Stockholder acquires record or beneficial ownership of any Covered Shares following the date hereof (or becomes aware, following the date hereof, of its record or beneficial ownership of any Covered Shares as of the date hereof, which shares are not already set forth on Schedule 1), such Stockholder shall promptly notify the Company and Acquiror in writing (email being sufficient), and Schedule 1 shall be updated to reflect such Stockholder’s ownership of such additional Covered Shares.

6. Further Assurances. From time to time, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby.

7. Disclosure. Such Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested in writing by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

8. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Stock, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, the Company and each Stockholder charged with such amendment, modification or supplement.

10. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11):

if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:    Justin Hamill; Josh Dubofsky

Email: Justin.Hamill@lw.com; Josh.Dubofsky@lw.com

if to the Company, to it at:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attn:   Benjamin Aronovitch, Chief Legal Officer

Email: benjamin.aronovitch@offerpad.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:    Justin Hamill; Josh Dubofsky

Email: Justin.Hamill@lw.com; josh.dubofsky@lw.com

if to Acquiror prior to the Closing, to it at:

Supernova Partners Acquisition Company, Inc.

4301 50th St. NW

Suite 300, PMB 1044

Washington, D.C. 20016

Attention: Robert Reid, CEO; Michael Clifton, CFO

Email: robert@supernovaspac.com; michael@supernovaspac.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attn: Jonathan L. Corsico

E-mail: jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn:     Michael Wolfson

E-mail: mwolfson@stblaw.com

if to Acquiror after the Closing, to it at:

Supernova Partners Acquisition Company, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attn:   Benjamin Aronovitch, Chief Legal Officer

Email: benjamin.aronovitch@offerpad.com

In addition to the foregoing, in the case of any pre-Closing notices sent by any Stockholder to any other Stockholder or the Company, or sent by the Company to any Stockholder, copies shall also be sent to Acquiror (to the person specified to receive pre-Closing notices on behalf of Acquiror) and to Simpson Thacher & Bartlett LLP (to the persons referenced above).

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of each Stockholder shall remain vested in and belong to such Stockholder, and Acquiror shall have no authority to direct any Stockholder in the voting or disposition of any of such Stockholder’s Covered Shares, except as otherwise provided herein.

13. Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and understanding, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

14. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties, any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Persons expressly named as parties to this Agreement.

15. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 15(b).

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Acquiror) or Acquiror (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

17. Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations under Section 1, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections and Schedules are to Sections and Schedules of this Agreement, respectively, unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The term “or” is not exclusive.

21. Capacity as a Stockholder or Proxy Holder. Notwithstanding anything herein to the contrary, each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, and this Agreement shall not limit, prevent or otherwise affect the actions of such Stockholder or any Affiliate or Representative thereof, or any of their respective Affiliates, in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by any other Stockholder that is also a Party and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

By:	/s/ Michael S. Clifton
Name:	Michael S. Clifton
Title:	Chief Financial Officer

OFFERPAD, INC.

By:	/s/ Brian Bair
Name:	Brian Bair
Title:	Chief Executive Officer & Founder

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

FIRST AMERICAN FINANCIAL CORPORATION

By:	/s/ Kenneth D. DeGiorgio
Name:	Kenneth D. DeGiorgio
Title:	Executive Vice President

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

LL CAPITAL PARTNERS I, L.P.

By:	/s/ Paul A. Frick
Name:	Paul A. Frick
Title:	Vice President

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SIF V, LLC

By:	/s/ Paul A. Frick
Name:	Paul A. Frick
Title:	Vice President of the Managing Member

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Brian Bair
Name:	Brian Bair

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Vaughn Bair
Name:	Vaughn Bair

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Casey Bair
Name:	Casey Bair

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Jerry Coleman
Name:	Jerry Coleman

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Roberto Sella
Name:	Roberto Sella

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Darrin Shamo
Name:	Darrin Shamo

[Signature Page to Company Holders Support Agreement]